Exhibit 99.1

Unifi Announces Strong Third Quarter Fiscal 2021 Results

Dynamic global business model and robust execution drives better than anticipated performance

GREENSBORO, N.C., April 28, 2021 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in recycled and synthetic yarns, today released operating results for the third quarter of fiscal 2021, which ended March 28, 2021.

Third Quarter Fiscal 2021 Overview

•	Net sales were $178.9 million, an increase of 4.6% year-over-year, and an increase of 9.9% sequentially from the second quarter of fiscal 2021.
•	Revenues from REPREVE® Fiber products represented 33% of consolidated net sales, compared to 29% for the third quarter of fiscal 2020.
•

Gross profit was $25.6 million, a 66% increase year-over-year, while gross margin was 14.3%, an increase of 530 basis points year-over-year, primarily due to improvements in the Brazil and Asia Segments.

•

Net income was $4.8 million, or $0.25 of diluted earnings per share (“EPS”), up from net loss of $41.1 million, or $2.23 per share, year-over-year.  The prior year results included a $45.2 million impairment charge in connection with the Company’s sale of its 34% interest in Parkdale America, LLC (“PAL”).

•	Adjusted Net Income[1] of $4.8 million and Adjusted EPS[1] of $0.25, compared to $4.1 million and $0.22, respectively, for the third quarter of fiscal 2020, which excluded the impairment charge for PAL.
•	Adjusted EBITDA[1] was up 70.1% to $15.9 million, compared to $9.3 million in the third quarter of fiscal 2020.
•	On March 28, 2021, debt principal was $89.4 million while cash and cash equivalents were $75.6 million, resulting in Net Debt[1] of $13.8 million, a reduction of 86.2% since March 29, 2020.

Eddie Ingle, Chief Executive Officer of Unifi, said, “Third quarter fiscal 2021 results reflected our team’s ability to leverage effectively the strength of our global business model during the continued economic recovery. We have remained focused on positioning the business to take advantage of building economic momentum around the world as we return to a more normalized demand environment. Our Brazil segment outperformed expectations again, achieving exceptional profitability with a record 41.2% gross margin driven by strong pricing levels. Our Asia segment also benefited from an improving business climate and recaptured pre-pandemic momentum, allowing the segment to return to top-line growth. We remain confident that the momentum we have generated throughout the recovery will allow us to further improve our long-term profitability. We expect that continued strong results from

[1]

Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Net Debt are non-GAAP financial measures. The schedules included in this press release reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure.

each of our high-performing businesses, coupled with continued interest in our REPREVE-branded products, will fuel long-term growth.”

Third Quarter Fiscal 2021 Compared to Third Quarter Fiscal 2020

Net sales were $178.9 million, compared to $171.0 million, bolstered by an increase in sales volumes for the Asia Segment and higher selling prices for the Brazil Segment. REPREVE product sales drove underlying momentum and growth for the Asia Segment. Higher selling prices, in response to local cost and supply dynamics, drove sales growth for the Brazil Segment.

Gross profit increased to $25.6 million, compared to $15.4 million. The increase in gross profit was primarily due to exceptional profitability in Brazil resulting from a strong market position and higher pricing. Additionally, sales mix and cost improvements drove gross profit benefits for the Asia Segment.

Operating income for the third quarter of fiscal 2021 increased to $8.6 million, compared to $3.1 million, primarily due to the $10.2 million, or 66%, increase in gross profit. Operating income for the third quarter of fiscal 2021 includes $4.1 million of higher incentive compensation expense, based on recognition of the maximum annual bonus for fiscal 2021, and a $2.6 million non-cash loss on asset disposals, primarily in preparation for installing new eAFK Evo texturing machinery in the Americas.

Net income was $4.8 million, or $0.25 per share compared to a net loss of $41.1 million, or $2.23 per share.  In connection with the April 2020 sale of the Company’s 34% interest in PAL, an impairment charge of $45.2 million was recorded in the third quarter of fiscal 2020.  Adjusted Net Income and Adjusted EPS for the third quarter of fiscal 2020, which exclude the impairment charge, were $4.1 million and $0.22, respectively.

Debt principal was $89.4 million on March 28, 2021, compared to $133.7 million on March 29, 2020. Cash and cash equivalents increased to $75.6 million on March 28, 2021, up from $33.4 million on March 29, 2020, resulting in Net Debt of $13.8 million versus $100.3 million, respectively. The favorable cash and liquidity positions on March 28, 2021 benefited from the $60.0 million of proceeds from the April 2020 sale of the Company’s minority interest in PAL, as well as the Company’s strong generation of operating cash flows during the COVID-19 pandemic.

Year-To-Date Fiscal 2021 Compared to Year-To-Date Fiscal 2020

Net sales were $483.1 million for the first nine months of fiscal 2021, compared to $520.5 million. Revenues from REPREVE® Fiber products represented 35% of consolidated net sales, compared to 31%. Gross margin was 13.7% for the first nine months of fiscal 2021, compared to 9.3%. Operating income was $24.6 million for the first

2

nine months of fiscal 2021, compared to $12.1 million. Net income was $15.7 million for the first nine months of fiscal 2021, compared to a net loss of $37.0 million.

Outlook

The Company expects demand levels and trends across the business to remain strong and anticipates current inflationary pressures from raw material fluctuations to be mostly offset by selling price adjustments. The Company’s outlook for the June 2021 quarter includes the following expectations:

•	Sales volumes to increase, with net sales improving sequentially from the March 2021 quarter by approximately 1.0% to 3.0%;
•

Adjusted EBITDA to range from approximately $12.0 million to $14.0 million. This range includes consideration for continued underlying business momentum in spite of pandemic uncertainty in addition to an expected reduction from the recent exceptional performance of the Brazil Segment, recent global raw material cost increases that will adversely impact gross profit due to the inherent lag in responsive selling price adjustments, partially offset by a lack of incentive compensation expense due to full recognition during the first nine months of fiscal 2021;

•	An effective tax rate between 45% and 55%; and
•	Capital expenditures of approximately $10.0 million to $12.0 million.

Third Quarter Fiscal 2021 Earnings Conference Call

The Company will provide additional commentary regarding its third quarter fiscal 2021 results and other developments during its earnings conference call on April 29, 2021, at 8:30 a.m., Eastern Time. The call can be accessed via a live audio webcast on the Company’s website at http://investor.unifi.com. Additional supporting materials and information related to the call will also be available on the Company’s website.

###

3

About Unifi

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 25 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. The Company's proprietary PROFIBER™ technologies offer increased performance, comfort, and style advantages, enabling customers to develop products that perform, look, and feel better. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial protection, UV protection, stretch, water resistance, and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive, and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations of Reported Results to Adjusted Results to Follow

4

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020
Net sales	$178,866	$170,994	$483,147	$520,454
Cost of sales	153,271	155,611	417,057	471,963
Gross profit	25,595	15,383	66,090	48,491
Selling, general and administrative expenses	14,581	11,720	38,570	35,208
(Benefit) provision for bad debts	(184)	580	(1,330)	331
Other operating expense (income), net	2,582	(62)	4,236	900
Operating income	8,616	3,145	24,614	12,052
Interest income	(159)	(173)	(471)	(595)
Interest expense	885	1,231	2,589	3,589
Equity in earnings of unconsolidated affiliates	(528)	(3,526)	(751)	(1,904)
Impairment of investment in unconsolidated affiliate	—	45,194	—	45,194
Income (loss) before income taxes	8,418	(39,581)	23,247	(34,232)
Provision for income taxes	3,660	1,530	7,593	2,758
Net income (loss)	$4,758	$(41,111)	$15,654	$(36,990)

Net income (loss) per common share:
Basic	$0.26	$(2.23)	$0.85	$(2.00)
Diluted	$0.25	$(2.23)	$0.83	$(2.00)

Weighted average common shares outstanding:
Basic	18,485	18,475	18,465	18,485
Diluted	18,967	18,475	18,796	18,485
5

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 28, 2021	June 28, 2020
ASSETS
Cash and cash equivalents	$75,598	$75,267
Receivables, net	96,988	53,726
Inventories	122,004	109,704
Income taxes receivable	9,594	4,033
Other current assets	8,475	11,763
Total current assets	312,659	254,493
Property, plant and equipment, net	196,762	204,246
Operating lease assets	9,009	8,940
Deferred income taxes	2,344	2,352
Other non-current assets	7,598	4,131
Total assets	$528,372	$474,162

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$47,645	$25,610
Accrued expenses	27,145	13,689
Income taxes payable	10,245	349
Current operating lease liabilities	1,849	1,783
Current portion of long-term debt	13,726	13,563
Total current liabilities	100,610	54,994
Long-term debt	75,134	84,607
Non-current operating lease liabilities	7,264	7,251
Other long-term liabilities	8,811	8,606
Deferred income taxes	956	2,549
Total liabilities	192,775	158,007

Commitments and contingencies

Common stock	1,849	1,845
Capital in excess of par value	64,686	62,392
Retained earnings	331,378	315,724
Accumulated other comprehensive loss	(62,316)	(63,806)
Total shareholders’ equity	335,597	316,155
Total liabilities and shareholders’ equity	$528,372	$474,162

6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Nine Months Ended
	March 28, 2021	March 29, 2020
Cash and cash equivalents at beginning of period	$75,267	$22,228
Operating activities:
Net income (loss)	15,654	(36,990)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(751)	(1,904)
Distributions received from unconsolidated affiliate	—	10,437
Depreciation and amortization expense	19,007	17,685
Impairment of investment in unconsolidated affiliate	—	45,194
Non-cash compensation expense	2,656	2,510
Deferred income taxes	(1,826)	(10,029)
Loss on disposal of assets	2,773	172
Other, net	(356)	(343)
Changes in assets and liabilities	(11,447)	5,373
Net cash provided by operating activities	25,710	32,105

Investing activities:
Capital expenditures	(12,071)	(14,971)
Purchases of intangible assets	(3,605)	—
Other, net	153	35
Net cash used by investing activities	(15,523)	(14,936)

Financing activities:
Proceeds from long-term debt	—	79,000
Payments on long-term debt	(10,227)	(79,606)
Common stock repurchased	—	(1,994)
Other, net	(111)	(492)
Net cash used by financing activities	(10,338)	(3,092)

Effect of exchange rate changes on cash and cash equivalents	482	(2,912)
Net increase in cash and cash equivalents	331	11,165
Cash and cash equivalents at end of period	$75,598	$33,393

7

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

Net sales details for each reportable segment of the Company are as follows:

	For the Three Months Ended		For the Nine Months Ended
	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020
Polyester	$82,668	$89,767	$228,440	$261,212
Asia	48,483	38,621	130,898	132,496
Brazil	25,704	21,060	72,563	66,094
Nylon	20,778	20,567	47,815	57,853
All Other	1,233	979	3,431	2,799
Consolidated	$178,866	$170,994	$483,147	$520,454

Gross profit details for each reportable segment of the Company are as follows:

	For the Three Months Ended		For the Nine Months Ended
	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020
Polyester	$7,222	$7,032	$22,749	$21,487
Asia	7,153	4,583	18,259	14,382
Brazil	10,598	3,416	23,188	11,005
Nylon	437	333	1,497	1,557
All Other	185	19	397	60
Consolidated	$25,595	$15,383	$66,090	$48,491

8

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net income (loss) to EBITDA and Adjusted EBITDA are as follows:

	For the Three Months Ended		For the Nine Months Ended
	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020
Net income (loss)	$4,758	$(41,111)	$15,654	$(36,990)
Interest expense, net	726	1,058	2,118	2,994
Provision for income taxes	3,660	1,530	7,593	2,758
Depreciation and amortization expense (1)	6,761	6,014	18,829	17,499
EBITDA	15,905	(32,509)	44,194	(13,739)

Equity in earnings of PAL	—	(3,336)	—	(1,324)
EBITDA excluding PAL	15,905	(35,845)	44,194	(15,063)

Impairment of investment in unconsolidated affiliate (2)	—	45,194	—	45,194
Severance (3)	—	—	—	383
Adjusted EBITDA	$15,905	$9,349	$44,194	$30,514

(1)

Within this reconciliation, depreciation and amortization expense excludes the amortization of debt issuance costs, which are reflected in interest expense, net. Within the condensed consolidated statements of cash flows, amortization of debt issuance costs is reflected in depreciation and amortization expense.

(2)	In the third quarter of fiscal 2020, UNIFI recorded an impairment charge of $45,194 related to the April 2020 sale of its 34% interest in PAL.

(3)	In the second quarter of fiscal 2020, UNIFI commenced a shutdown plan for its operations in Sri Lanka. The adjustment primarily reflects accrued severance and exit costs.

Adjusted Net Income and Adjusted EPS (Non-GAAP Financial Measures)

The tables below set forth reconciliations of (i) income (loss) before income taxes (“Pre-tax Income (Loss)”), provision for income taxes (“Tax Impact”) and net income (loss) (“Net Income (Loss)”) to Adjusted Net Income and (ii) Diluted Earnings Per Share (“Diluted EPS”) to Adjusted EPS. Rounding may impact certain of the below calculations.

	For the Three Months Ended March 28, 2021				For the Three Months Ended March 29, 2020
	Pre-tax Income	Tax Impact	Net Income	Diluted EPS	Pre-tax (Loss) Income	Tax Impact	Net (Loss) Income	Diluted EPS
GAAP results	$8,418	$(3,660)	$4,758	$0.25	$(39,581)	$(1,530)	$(41,111)	$(2.23)
Impairment of investment in unconsolidated affiliate (1)	—	—	—	—	45,194	—	45,194	2.45
Adjusted results	$8,418	$(3,660)	$4,758	$0.25	$5,613	$(1,530)	$4,083	$0.22

Weighted average common shares outstanding				18,967				18,475

	For the Nine Months Ended March 28, 2021				For the Nine Months Ended March 29, 2020
	Pre-tax Income	Tax Impact	Net Income	Diluted EPS	Pre-tax (Loss) Income	Tax Impact	Net (Loss) Income	Diluted EPS
GAAP results	$23,247	$(7,593)	$15,654	$0.83	$(34,232)	$(2,758)	$(36,990)	$(2.00)
Impairment of investment in unconsolidated affiliate (1)	—	—	—	—	45,194	—	45,194	2.44
Severance (2)	—	—	—	—	383	(80)	303	0.02
Adjusted results	$23,247	$(7,593)	$15,654	$0.83	$11,345	$(2,838)	$8,507	$0.46

Weighted average common shares outstanding				18,796				18,485

(1)	In the third quarter of fiscal 2020, UNIFI recorded an impairment charge of $45,194 related to the April 2020 sale of its 34% interest in PAL.
9

(2)	In the second quarter of fiscal 2020, UNIFI commenced a shutdown plan for its operations in Sri Lanka. The adjustment primarily reflects accrued severance and exit costs.

Net Debt (Non-GAAP Financial Measure)

Reconciliations of Net Debt are as follows:

	March 28, 2021	June 28, 2020	March 29, 2020
Long-term debt	$75,134	$84,607	$118,827
Current portion of long-term debt	13,726	13,563	14,112
Unamortized debt issuance costs	534	711	772
Debt principal	89,394	98,881	133,711
Less: cash and cash equivalents	75,598	75,267	33,393
Net Debt	$13,796	$23,614	$100,318

Cash and cash equivalents

At March 28, 2021 and June 28, 2020, the Company’s domestic operations held approximately 59% and 54% of consolidated cash and cash equivalents, respectively.

REPREVE® Fiber

REPREVE® Fiber represents the Company’s collection of fiber products on its recycled platform, with or without added technologies.

10

Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net  Income, Adjusted EPS and Net Debt (together, the “non-GAAP financial measures”).

•	EBITDA represents Net income (loss) before net interest expense, income tax expense, and depreciation and amortization expense.
•	Adjusted EBITDA represents EBITDA adjusted to exclude equity in earnings of PAL and, from time to time, certain other adjustments necessary to understand and compare the underlying results of UNIFI.
•

Adjusted Net Income represents Net income (loss) calculated under GAAP adjusted to exclude certain amounts. Management believes the excluded amounts do not reflect the ongoing operations and performance of UNIFI and/or exclusion may be necessary to understand and compare the underlying results of UNIFI.

•	Adjusted EPS represents Adjusted Net Income divided by UNIFI’s weighted average common shares outstanding.
•	Net Debt represents debt principal less cash and cash equivalents.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect Unifi’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets, among otherwise comparable companies.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures, and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations. Equity in earnings of PAL is excluded from Adjusted EBITDA because such results do not reflect our operating performance.

Management uses Adjusted Net Income and Adjusted EPS (i) as measurements of net operating performance because they assist us in comparing such performance on a consistent basis, as they remove the impact of (a) items that we would not expect to occur as a part of our normal business on a regular basis and (b) components of the provision for income taxes that we would not expect to occur as a part of our underlying taxable operations; (ii) for planning purposes, including the preparation of our annual operating budget; and (iii) as measures in determining the value of other acquisitions and dispositions.

Management uses Net Debt as a liquidity and leverage metric to determine how much debt would remain if all cash and cash equivalents were used to pay down debt principal.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

11

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain “forward-looking statements” within the meaning of federal securities laws about the financial condition and results of operations of Unifi that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where Unifi competes, including economic and political factors over which Unifi has no control; changes in consumer spending, customer preferences, fashion trends and end uses for products; the financial condition of Unifi’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions and other disruptions at one of our facilities; the disruption of operations, global demand, or financial performance as a result of catastrophic or extraordinary events, including epidemics or pandemics such as the recent strain of coronavirus; the success of Unifi’s strategic business initiatives; the volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; the availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain and motivate key employees; the impact of environmental, health and safety regulations; the impact of tax laws, the judicial or administrative interpretations of tax laws and/or changes in such laws or interpretations; the operating performance of joint ventures and other equity method investments; and the accurate financial reporting of information from equity method investees.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on Unifi.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in Unifi’s most recent Annual Report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by Unifi with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

-end-

12